Filed Pursuant to Rule 433

Registration No. 333-217491

Registration No. 333-217491-01

August 6, 2019

PRICING TERM SHEET

3.000% Medium-Term Notes due 2031
Issuer:	UDR, Inc.
Expected Ratings (Moody's/ S&P)*:	Baa1 (Stable) / BBB+ (Stable)
Security:	3.000% Medium-Term Notes due 2031
Guarantee:	Fully and unconditionally guaranteed by United Dominion Realty, L.P.
Principal Amount:	$400,000,000
Maturity Date:	August 15, 2031
Coupon:	3.000%
Interest Payment Dates:	February 15 and August 15, commencing February 15, 2020
Price to Public:	99.710% of the principal amount, plus accrued interest from August 15, 2019
Denominations:	$2,000 and integral multiples of $1,000
Benchmark Treasury:	2.375% due May 15, 2029
Benchmark Treasury Price/Yield:	105-25 / 1.729%
Spread to Benchmark Treasury:	T+130 bps
Yield to Maturity:	3.029%
Optional Redemption Provisions:
Make-Whole Call:	T+20 bps;
Par Call:	Redemption at par plus accrued and unpaid interest on or after May 15, 2031 as set forth in the preliminary pricing supplement
Trade Date:	August 6, 2019
Settlement Date:

August 15, 2019 (T+7); since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes on the date hereof or the next succeeding four business days will be required, by virtue of the fact that the notes initially will settle in T+7, to specify alternative settlement arrangements to prevent a failed settlement.

CUSIP:	90265EAR1

ISIN:	US90265EAR18
Joint Book-Running Managers:	BofA Securities, Inc.
Wells Fargo Securities, LLC
J.P. Morgan Securities LLC
Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC
Citigroup Global Markets Inc.
PNC Capital Markets LLC
Regions Securities LLC
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. LLC
BNY Mellon Capital Markets, LLC
MUFG Securities Americas Inc.
Samuel A. Ramirez & Company, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Wells Fargo Securities, LLC toll-free at 1-800-645-3751 or J.P. Morgan Securities LLC collect at 1-212-834-4533.